Filed Pursuant to Rule 424 (b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED MARCH 15, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

FEBRUARY 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	February 2010	Year to Date	2/28/10	2/28/10

Series A-1	4.75%	−1.06%	$4,091,816	$1045.74

Series A-2	4.93%	−0.72%	$989,060	$1,103.35

Series B-1	6.12%	−6.79%	$6,406,345	$814.38

Series B-2	6.30%	−6.48%	$2,553,057	$829.49

*	All performance is reported net of fees and expenses

Fund results for February 2010:

World bond markets experienced volatile action as sovereign debt contagion worries spread while economic data showed promising signs. Our net short position in U.S. 30-year Treasury bonds fell prey to small losses as futures rallied near month end despite better than expected economic reports. The unemployment rate fell to 9.7% while manufacturing expanded at the fastest pace since August 2004. The Federal Reserve’s willingness to raise the discount rate by 25 basis points provided additional positive macroeconomic sentiment. In Europe, March bunds surged into month end to finish moderately higher, producing gains. Bunds rallied as some European nations continued to struggle with growing budget deficits, which led to declining business confidence. Ten-year Japanese bonds sold off in early February as annual GDP rose 1.1% more than forecast. However, our long futures position recovered to produce minor gains after the GDP price deflator fell by the largest amount in 54 years. Overall, a mixture of long and short positions produced gains in the bonds sector.

Global short-term interest rate futures traded higher in February, continuing a strong-upward trend and providing our funds with positive returns. In the U.S., three-month Eurodollar futures rallied to new highs after the Federal Reserve unexpectedly raised the discount rate but reaffirmed that the federal funds rate will remain at exceptionally low levels for an extended period. Consumer prices rising less than forecast also supported buying as short-term inflation fears diminished. The Fund’s long position in three month Sterling futures benefitted after the Bank of England cut its forecast for economic growth, stating that inflation will undershoot its target. Another factor supporting the rally was a report showing that U.K. retail sales dropped twice as much as forecast. Australian 90-day bank bill futures spiked dramatically higher after the Reserve Bank of Australia unexpectedly left interest rates unchanged at 3.75%. The central bank stated its intention to stop and assess the economic impact of the previous three rate hikes. The Fund’s long positions led this sector to a gain.

Our positions within the grain complex positions yielded negative returns in February as fundamentals improved enough to offset the U.S. dollar rally. The U.S. Department of Agriculture reduced U.S. soybean ending stocks for 2009-10 to 210 million bushels, down 35 million bushels from last month. A 25 million bushel increase in soybean exports contributed to the downward revision in ending stocks as shipments continued to exceed previous projections. May soybeans gained 3.9% by month’s end, strengthening enough that our trading model initiated new long positions. May wheat prices added 6.3% in February, reversing January’s decline while producing losses for our short positions. The rally was buoyed as Australia lowered its 2009-10 crop forecast by 1.5% to 21.66 million metric tons. The crop suffered as extreme heat was followed by heavy rains. Our short May corn position also lost ground as the market rallied 5.7% after the U.S. Department of Agriculture revised ethanol use 100 million bushels higher than expected. A mixture of long and short positions led this sector to a loss.

We experienced solid returns in global energy markets in February as macroeconomic data continued to impress. The Fund benefitted as April crude oil futures rose 8.5%, finishing near the $80 level as U.S. manufacturing expanded at the fastest rate since 2004. Meanwhile, the combination of stellar U.S. corporate earnings and the Federal Reserve feeling confident enough in economic performance to raise the borrowing costs of banks by 25 basis points contributed to gains. That said, front-month crude futures remained in the loose trading range between $65 and $85 established since early fall of 2009. Despite harsh winter weather in key North American heating regions at the beginning of February, the ample supply of gas proved too much to keep prices high for long. Prospects for milder weather improved as the month wore on, sending natural gas futures lower and providing the

Fund’s trading model with strong results. Front-month futures finished 6.1% lower while moving below the psychological $5/million Btu level. A mixture of long and short positions led this sector to a gain.

Our allocation to agricultural and softs markets disappointed in February as New York and London front-month sugar futures reversed sharply, falling 19.2% and 9.8%, respectively. The old adage that “high prices are the cure for high prices” rang true as Brazilian farmers stepped up production while Egyptian and Pakistani importers backed away from purchasing new product at the highs. Meanwhile, early in the month European Union regulators proposed allowing additional exports of 500,000 metric tons. We also lost some ground on our long cocoa position despite unrest in the Ivory Coast as the rising U.S. dollar and huge European inventories weighed on values. The reversal in May New York cocoa led to a loss of 10.2% on the month. Meanwhile, cotton produced gains, reestablishing its upward trend after a one-month lapse as exports for the first six weeks of the year surged 93% over 2009. Chinese production is now estimated to have fallen 15% for 2009, propelling May cotton to near two-year highs and a gain of 16.7%. A mixture of long and short positions led this sector to an overall loss.

Other market sectors did not reveal significant trends and did not have a significant influence on this month’s overall positive performance.

For the month of February 2010, Series A1 gained 4.75%, Series A2 gained 4.93%, Series B1 gained 6.12%, and Series B2 gained 6.30%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
FEBRUARY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2010)

STATEMENT OF INCOME

February 2010

Investment income, interest	$24

Expenses
Management fee	7,704
Ongoing offering expenses	—
Operating expenses	2,568
Selling Commissions	6,848
Other expenses	1
Incentive fee	—
Brokerage commissions	3,478

Total expenses	20,599

Net investment gain (loss)	(20,575)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(64,834)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	271,066

Net gain(loss) on investments	206,232

Net increase (decrease) in net assets from operations	$185,657

STATEMENT OF CHANGES IN NET ASSET VALUE

February 2010

Net assets, beginning of period	$3,607,970

Net increase (decrease) in net assets from operations	185,657
Capital share transactions
Issuance of shares	328,500
Redemption of shares	(30,311

Net increase(decrease) in net assets from capital share transactions	298,189
Net increase(decrease) in net assets	483,846

Net assets, end of period	$4,091,816

NAV Per Unit, end of period	$1,045.74

SUPERFUND GOLD, L.P. — SERIES A-2
FEBRUARY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2010)

STATEMENT OF INCOME

February 2010

Investment income, interest	$6

Expenses
Management fee	1,859
Ongoing offering expenses	—
Operating expenses	620
Other expenses	0
Incentive fee	—
Brokerage commissions	839

Total expenses	3,318

Net investment gain (loss)	(3,312)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(15,645)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	65,411

Net gain(loss) on investments	49,766

Net increase (decrease) in net assets from operations	$46,454

STATEMENT OF CHANGES IN NET ASSET VALUE

February 2010

Net assets, beginning of period	$917,700

Net increase (decrease) in net assets from operations	46,454
Capital share transactions
Issuance of shares	24,906
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	24,906
Net increase(decrease) in net assets	71,360

Net assets, end of period	$989,060
NAV Per Unit, end of period	$1,103.35

SUPERFUND GOLD, L.P. — SERIES B-1
FEBRUARY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2010)

STATEMENT OF INCOME

February 2010

Investment income, interest	$13

Expenses
Management fee	12,062
Ongoing offering expenses	—
Operating expenses	4,021
Selling Commissions	10,722
Other expenses	16
Incentive fee	—
Brokerage commissions	11,317

Total expenses	38,138

Net investment gain(loss)	(38,125)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(159,106)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	566,907

Net gain(loss) on investments	407,801

Net increase (decrease) in net assets from operations	$369,676

STATEMENT OF CHANGE IN NET ASSET VALUE

February 2010

Net assets, beginning of period	$5,812,169

Net increase (decrease) in net assets from operations	369,676
Capital share transactions
Issuance of shares	224,500
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	224,500
Net increase(decrease) in net assets	594,176

Net assets, end of period	$6,406,345

NAV Per Unit, end of period	$814.38

SUPERFUND GOLD, L.P. — SERIES B-2
FEBRUARY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended February 28, 2010)

STATEMENT OF INCOME

February 2010

Investment income, interest	$5

Expenses
Management fee	4,799
Ongoing offering expenses	—
Operating expenses	1,600
Other expenses	6
Incentive fee	—
Brokerage commissions	4,503

Total expenses	10,908

Net investment gain(loss)	(10,903)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(63,300)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	225,546

Net gain(loss) on investments	162,246

Net increase (decrease) in net assets from operations	$151,343

STATEMENT OF CHANGE IN NET ASSET VALUE

February 2010

Net assets, beginning of period	$2,292,792

Net increase (decrease) in net assets from operations	151,343
Capital share transactions
Issuance of shares	222,224
Redemption of shares	(113,302)

Net increase (decrease) in net assets from capital share transactions	108,922
Net increase(decrease) in net assets	260,265

Net assets, end of period	$2,553,057
NAV Per Unit, end of period	$829.49

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.